Exhibit 99.1

Horizon Technology Finance Announces Third Quarter 2025 Financial Results

- Third Quarter 2025 Net Investment Income per Share of $0.32; NAV per Share of $7.12 -

- Debt Portfolio Yield of 18.6% -

- HRZN Ends Quarter with Committed Backlog of $119 Million -

- Declares Regular Monthly Distributions Totaling $0.33 per Share through March 2026 -

Farmington, Connecticut – October 28, 2025 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), an affiliate of Monroe Capital, and a leading specialty finance company that provides capital in the form of secured loans to venture capital and private equity-backed companies and publicly traded companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the third quarter ended September 30, 2025.

Third Quarter 2025 and Recent Highlights

●	Net investment income (“NII”) of $14.0 million, or $0.32 per basic share, compared to $11.8 million, or $0.32 per basic share for the prior-year period
●	Total investment portfolio of $603.5 million as of September 30, 2025
●	Net asset value of $315.7 million, or $7.12 per share, as of September 30, 2025
●	Annualized portfolio yield on debt investments of 18.6% for the quarter
●	Funded three loans totaling $15.0 million
●

Purchased the remaining assets of a co-lender of the Company for a purchase price of $22.5 million, which assets at the purchase date had a fair value of $36.5 million and included debt investments on accrual status with a principal balance of $34.9 million.

●	Raised total net proceeds of approximately $10.6 million with “at-the-market” (“ATM”) offering program
●	Experienced liquidity events from eight portfolio companies
●	Cash of $130.9 million and credit facility capacity of $329.0 million as of September 30, 2025
●	Held portfolio of warrant and equity positions in 95 companies as of September 30, 2025
●	Undistributed spillover income of $0.93 per share as of September 30, 2025
●	Subsequent to quarter end, declared distributions of $0.11 per share payable in January, February and March 2026
●

HRZN entered into an agreement pursuant to which Monroe Capital Corporation (“MRCC”; NASDAQ: MRCC) would merge with and into HRZN, subject to the receipt of certain shareholder approvals and the satisfaction of other closing conditions

“We produced a solid third quarter by increasing our net asset value and achieving strong NII, as we moved toward completing our merger with MRCC,” said Mike Balkin, Chief Executive Officer of Horizon. “In the quarter, we originated a modest number of new loans and acquired the portfolio of a co-lender, which was accretive to our net asset value per share. We also achieved positive outcomes with respect to two stressed investments, which is a testament to our ability to work with our portfolio companies to achieve positive solutions in downside situations.”

“We also strengthened our balance sheet in the quarter, completing a $40 million convertible notes offering and accretively raising capital through our ATM program,” added Mr. Balkin. “Moving forward, we remain excited to complete the merger with MRCC, which along with our active relationship with Monroe Capital will better position us to win larger venture lending transactions and grow our portfolio.”

Third Quarter 2025 Operating Results

Total investment income for the quarter ended September 30, 2025 was $26.3 million, compared to $24.6 million for the quarter ended September 30, 2024, primarily due to higher fee and interest income on investments from the debt investment portfolio.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended September 30, 2025 and 2024 was 18.6% and 15.9%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors. The dollar-weighted annualized yield on average debt investments for the three months ended September 30, 2025 as compared to the three months ended September 30, 2024 increased primarily due to the recognition and capitalization of accrued, but previously unrecorded interest income in connection with the settlement of two debt investments previously on non-accrual status.

Total expenses for the quarter ended September 30, 2025 were $12.0 million, compared to $12.4 million for the quarter ended September 30, 2024. The decrease was primarily due to a $0.2 million decrease in base management fee due to a lower average weighted size of the portfolio in the quarter.

Net investment income for the quarter ended September 30, 2025 was $14.0 million, or $0.32 per basic share, compared to $11.8 million, or $0.32 per basic share, for the quarter ended September 30, 2024.

For the quarter ended September 30, 2025, net realized loss on investments was $22.5 million, or $0.52 per basic share, compared to a net realized loss on investments of $33.9 million, or $0.93 per basic share, for the quarter ended September 30, 2024. For the quarter ended September 30, 2025, net realized loss on extinguishment of debt was $1.3 million, or $0.03 per basic share.

For the quarter ended September 30, 2025, net unrealized appreciation on investments was $40.5 million, or $0.94 per basic share, compared to net unrealized appreciation on investments of $29.3 million, or $0.80 per basic share, for the prior-year period.

Portfolio Summary and Investment Activity

As of September 30, 2025, the Company’s debt portfolio consisted of 39 secured loans with an aggregate fair value of $560.2 million. In addition, the Company’s total warrant, equity and other investments in 102 portfolio companies had an aggregate fair value of $43.3 million. Total portfolio investment activity for the three and nine months ended September 30, 2025 and 2024 was as follows:

($ in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Beginning portfolio	$622,653	$646,862	$697,891	$709,085

New debt, equity and warrant investments	37,747	94,117	200,055	140,751

Less refinanced debt balances	—	(8,290)	(46,250)	(19,540)

Net new debt, equity and warrant investments	37,747	85,827	153,805	121,211

Principal payments received on investments	(14,462)	(12,502)	(41,292)	(34,805)

Early pay-offs and principal paydowns	(60,904)	(31,890)	(163,312)	(85,643)

Payment-in-kind interest on investments	664	379	1,192	2,114

Accretion of debt investment fees	1,189	1,474	4,487	4,470

New debt investment fees	(100)	(1,522)	(1,604)	(2,089)

Warrants and equity received in settlement of fee income	3,270	—	3,280	359

Proceeds from sale of investments	(4,533)	(69)	(5,317)	(157)

Net realized loss on investments	(22,527)	(33,894)	(31,820)	(31,422)

Net unrealized appreciation (depreciation) on investments	40,517	29,335	(13,796)	864

Other	—	—	—	13

Ending portfolio	$603,514	$684,000	$603,514	$684,000

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of September 30, 2025, June 30, 2025 and December 31, 2024:

($ in thousands)	September 30, 2025			June 30, 2025			December 31, 2024
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	5	$67,965	12.1%	5	$70,411	12.2%	11	$159,944	25.1%
3	26	420,823	75.2%	33	467,726	80.8%	30	419,621	65.7%
2	4	42,079	7.5%	3	14,125	2.4%	7	48,760	7.6%
1	4	29,323	5.2%	5	26,909	4.6%	4	10,454	1.6%
Total	39	$560,190	100.0%	46	$579,171	100.0%	52	$638,779	100.0%

As of September 30, 2025, June 30, 2025 and December 31, 2024, Horizon’s loan portfolio had weighted average credit ratings of 2.9, 3.0 and 3.1, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of September 30, 2025, there were four debt investments with an internal credit rating of 1, with an aggregate cost of $61.3 million and an aggregate fair value of $29.3 million. As of June 30, 2025, there were five debt investments with an internal credit rating of 1, with an aggregate cost of $74.8 million and an aggregate fair value of $26.9 million. As of December 31, 2024, there were four debt investments with an internal credit rating of 1, with an aggregate cost of $44.8 million and an aggregate fair value of $10.5 million.

Liquidity and Capital Resources

As of September 30, 2025, the Company had $151.4 million in available liquidity, consisting of $130.9 million in cash and money market funds, and $20.5 million in funds available under existing credit facility commitments.

As of September 30, 2025, there was no outstanding principal balance under the $150.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $300.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

As of September 30, 2025, there was $181.0 million in outstanding principal balance under the $250 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 6.57%.

Additionally, as of September 30, 2025, there was $90.0 million in outstanding principal balance under the $200 million senior secured credit facility with a large U.S.-based insurance company at an interest rate of 7.21%.

Horizon Funding Trust 2022-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “2022 Notes”) rated A by a ratings agency. The 2022 Notes bore interest at a fixed interest rate of 7.56% per annum. The reinvestment period of the 2022 Notes ended November 15, 2024 and the stated maturity is November 15, 2030. As of September 30, 2025, the 2022 Notes were repaid in full.

On October 17, 2024, the Company entered into a note purchase agreement, by and among the Company, and each purchaser named therein, in connection with the issuance and sale of $20.0 million aggregate principal of the Company’s 7.125% convertible notes due 2031 (the “2031 Convertible Notes”). During the quarter ended September 30, 2025, the holders of a portion of the 2031 Convertible Notes converted $4.8 million in outstanding principal of the 2031 Convertible Notes plus accrued but unpaid interest on such outstanding principal as of the conversion date into 643,043 shares of common stock at a weighted average conversion price of $7.43, together with cash in lieu of fractional shares, in accordance with noteholder conversion notice. As of September 30, 2025, the aggregate outstanding principal balance of the 2031 Convertible Notes was $2.8 million.

On September 4, 2025, the Company entered into a note purchase agreement, by and among the Company, and each purchaser named therein, in connection with the issuance and sale of $40.0 million aggregate principal of the Company’s 5.50% convertible notes due 2030 (the “2030 Convertible Notes”). The Company received net proceeds (before expenses) from the sale of the 2030 Convertible Notes of approximately $36.6 million. As of September 30, 2025, the aggregate outstanding principal balance of the 2030 Convertible Notes was $40.0 million.

During the three months ended September 30, 2025, the Company sold 1,570,248 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. The Company received total accumulated net proceeds of approximately $10.6 million, including $0.3 million of offering expenses, from such sales.

As of September 30, 2025, the Company’s net debt to equity leverage ratio was 94%, below the Company’s 120% targeted leverage. The asset coverage ratio for borrowed amounts was 174%.

Liquidity Events

During the quarter ended September 30, 2025, Horizon experienced liquidity events from eight portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In July, HRZN received proceeds of $2.7 million from the exercise of its warrants in a portfolio company.

In July, a portfolio company paid its outstanding principal balance of $16.7 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

In July, a portfolio company paid its outstanding principal balance of $10.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

In July, a portfolio company prepaid its outstanding principal balance of $3.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

In August, a portfolio company paid its outstanding principal balance of $8.8 million on its venture loan, plus interest, end-of-term payment, prepayment fee and proceeds in connection from the redemption of warrants.

In August, HRZN received a partial paydown of $2.7 million on its venture loan to a portfolio company.

In September, a portfolio company paid its outstanding principal balance of $8.8 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

In September, HRZN sold its equity investment in a portfolio company for gross proceeds of $0.6 million.

Net Asset Value

At September 30, 2025, the Company’s net assets were $315.7 million, or $7.12 per share, compared to $342.5 million, or $9.06 per share, as of September 30, 2024, and $336.2 million, or $8.43 per share, as of December 31, 2024.

For the quarter ended September 30, 2025, net increase in net assets resulting from operations was $30.7 million, or $0.71 per basic share, compared to a net increase in net assets resulting from operations of $7.3 million, or $0.20 per basic share, for the quarter ended September 30, 2024.

Stock Repurchase Program

On April 25, 2025, the Company’s board of directors (the “Board”) extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2026 or the repurchase of $5.0 million of the Company’s common stock. On August 5, 2025, the Board authorized an increase in the maximum amount of shares that can be repurchased from $5.0 million to $10.0 million of the Company’s common stock. During the quarter ended September 30, 2025, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through September 30, 2025, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

On October 1, 2025, the Company funded a $10.0 million debt investment to a new portfolio company, a provider of solutions for the mobile device supply chain.

On October 6, 2025, the holders of a portion of the 2030 Convertible Notes converted $0.3 million in outstanding principal of the 2030 Convertible Notes plus accrued but unpaid interest on such outstanding principal as of the conversion date into 37,070 shares of common stock at a conversion price of $6.75 per share, together with cash in lieu of fractional shares.

On October 8, 2025, Hound Labs, Inc. (“Old Hound”) sold substantially all of its assets to Hound Labs II, LLC (“New Hound”) and New Hound assumed certain liabilities of Old Hound, including, without limitation, the liabilities of Old Hound to the Company. Immediately after such transactions, New Hound and the Company entered into an agreement whereby the Company exchanged $9.6 million of debt owed to it by Old Hound for 19.1% of the equity in New Hound. After such conversion, the aggregate principal amount of the Company’s debt investment in New Hound is $6.6 million.

On October 14, 2025, Hometeam Technologies, Inc. sold one of its business units and partially repaid $0.9 million of the Company’s debt investment.

Monthly Distributions Declared in Fourth Quarter 2025

On October 22, 2025, the Company’s Board declared monthly distributions of $0.11 per share payable in each of January, February and March 2026. The following tables show these monthly distributions, which total $0.33 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
December 17, 2025	December 17, 2025	January 15, 2026	$0.11
January 16, 2026	January 16, 2026	February 13, 2026	$0.11
February 17, 2026	February 17, 2026	March 13, 2026	$0.11
		Total:	$0.33

After paying distributions of $0.33 per share and earning net investment income of $0.32 per share for the quarter, the Company’s undistributed spillover income as of September 30, 2025 was $0.93 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

Horizon’s Board sets the level of distributions for each quarter based on its results of operations, spillover income and longer-term outlook. The Board declared monthly distributions of $0.11 per share on October 22, 2025 and payable in the first quarter of 2026 based upon the Board’s consideration of the third quarter results of the Company and the spillover income of the Company. The Board will determine the next amount of distributions in February 2026, when it will have the Company’s operating results for the fourth quarter of 2025, its spillover income at December 31, 2025 and have more clarity on its planned operating results for fiscal year 2026, which will take into account the impact of its anticipated merger with Monroe Capital Corporation. This could result in a declaration of distributions lower than the distribution level declared in the fourth quarter of 2025.

When declaring distributions, Horizon’s board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, October 29, 2025 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13755891. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN), externally managed by Horizon Technology Finance Management LLC, an affiliate of Monroe Capital, is a leading specialty finance company that provides capital in the form of secured loans to venture capital and private equity-backed companies and publicly traded companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located throughout the U.S. Monroe Capital is a premier asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(646) 200-8885

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	September 30,	December 31,
	2025	2024
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $616,488 and $694,503, respectively)	$557,582	$657,765
Non-controlled affiliate investments at fair value (cost of $58,970 and $27,491, respectively)	44,816	8,307
Controlled affiliate investments at fair value (cost of $10,735 and $44,780, respectively)	1,116	31,819
Total investments at fair value (cost of $686,193 and $766,774, respectively)	603,514	697,891
Cash	84,662	70,264
Investments in money market funds	43,828	27,266
Restricted investments in money market funds	2,417	3,338
Interest receivable	15,867	16,559
Other assets	8,924	6,515
Total assets	$759,212	$821,833

Liabilities
Borrowings	$424,031	$467,904
Distributions payable	14,624	13,159
Base management fee payable	921	1,045
Other accrued expenses	3,935	3,542
Total liabilities	443,511	485,650

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 44,482,470 and 40,043,312 shares issued and 44,315,05 and 39,875,847 shares outstanding as of September 30, 2025 and December 31, 2024, respectively	49	44
Paid-in capital in excess of par	551,358	518,200
Distributable loss	(235,706)	(182,061)
Total net assets	315,701	336,183
Total liabilities and net assets	$759,212	$821,833
Net asset value per common share	$7.12	$8.43

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Investment income
From non-affiliate investments:
Interest income	$23,803	$22,940	$69,906	$73,103
Fee income	2,028	1,382	5,002	2,661
From non-controlled affiliate investments:
Interest income	462	—	462	—
From controlled affiliate investments:
Interest income (reversal)	25	241	(16)	606
Total investment income	26,318	24,563	75,354	76,370
Expenses
Interest expense	7,897	7,945	24,780	24,046
Base management fee	2,748	2,989	8,887	9,178
Performance based incentive fee	—	—	—	295
Administrative fee	377	400	1,203	1,259
Professional fees	493	587	1,722	1,707
General and administrative	437	432	1,477	1,419
Total expenses	11,952	12,353	38,069	37,904
Net investment income before excise tax	14,366	12,210	37,285	38,466
Provision for excise tax	373	373	1,123	1,109
Net investment income	13,993	11,837	36,162	37,357
Net realized and unrealized gain (loss)
Net realized gain (loss) on non-affiliate investments	2,590	(33,894)	(6,703)	(31,459)
Net realized gain on non-controlled affiliate investments	—	—	—	37
Net realized loss on controlled affiliate investments	(25,117)	—	(25,117)	—
Net realized loss on investments	(22,527)	(33,894)	(31,820)	(31,422)
Net realized loss on extinguishment of debt	(1,261)	—	(2,037)	—
Net realized loss	(23,788)	(33,894)	(33,857)	(31,422)
Net unrealized appreciation (depreciation) on non-affiliate investments	25,659	35,407	(1,266)	(2,094)
Net unrealized appreciation (depreciation) on non-controlled affiliate investments	1,812	(6,237)	210	8,374
Net unrealized appreciation (depreciation) on controlled affiliate investments	13,046	165	(12,740)	(5,416)
Net unrealized appreciation (depreciation) on investments	40,517	29,335	(13,796)	864
Net realized and unrealized gain (loss)	16,729	(4,559)	(47,653)	(30,558)
Net increase (decrease) in net assets resulting from operations	$30,722	$7,278	$(11,491)	$6,799
Net investment income per common share - basic	$0.32	$0.32	$0.87	$1.06
Net investment income per common share - diluted	$0.31	$0.32	$0.87	$1.06
Net increase (decrease) in net assets resulting from operations per common share - basic	$0.71	$0.20	$(0.28)	$0.19
Net increase (decrease) in net assets resulting from operations per common share - diluted	$0.68	$0.20	$(0.28)	$0.19
Weighted average shares outstanding - basic	43,101,307	36,571,000	41,525,869	35,200,189
Weighted average shares outstanding - diluted	45,838,142	36,571,000	41,525,869	35,200,189
Distributions declared per share	$0.33	$0.33	$0.99	$1.04